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                                                                      Exhibit 99


                                                  NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Glenn P. Muir                           Marianne E. Ritchie
          Executive Vice President, Finance       Manager, Investor Relations
          Hologic, Inc.                           Hologic, Inc.
          (781) 999-7300                          (781) 999-7300


         HOLOGIC REGRETFULLY ANNOUNCES PASSING OF S. DAVID ELLENBOGEN,
                              ITS CHAIRMAN AND CEO
  COFOUNDER AND EXECUTIVE VICE PRESIDENT, JAY A. STEIN, APPOINTED CHAIRMAN AND
                                  INTERIM CEO

   BEDFORD, Mass., (June 22, 2001) -- Hologic, Inc. (NASDAQ: HOLX), a leading provider of a broad array of radiographic equipment, regretfully announces that
S. David Ellenbogen, its Chairman and Chief Executive Officer, passed away unexpectedly early Thursday morning, June 21, as a consequence of heart failure. Jay A. Stein, Executive Vice President and Chief Technical Officer, has been appointed Chairman and has agreed to serve as interim Chief Executive Officer. The Board of Directors of the Company has authorized a search to fill the Chief Executive Officer position on a permanent basis.

   Mr. Ellenbogen was a cofounder of the Company and served as its Chief Executive Officer and Chairman since its formation in October 1985. "We have all suffered a great loss with the passing of Dave Ellenbogen," said Jay Stein, cofounder, partner and long-time friend. "Dave was a well-known, well-respected veteran of the medical device industry. He was a true visionary who knew every aspect of the industry from business development and financing to production and global expansion. Perhaps Dave's strongest asset was his ability to motivate those around him to new levels of greatness. Dave took great pride in the
companies he helped to create.   However, he felt his greatest achievement was
his family. Our deepest sympathies go out to his wife Elaine, and his children Sandy and Michael and their families. His strong leadership qualities, his creativity, his entrepreneurial spirit, and great sense of humor will be deeply missed."

   "We are greatly saddened by the death of our fellow director and friend," said Gerald Segel, a member of the Company's Board of Directors. "However, we feel we are fortunate that David has been able to attract and retain a strong and experienced management team. This team has worked closely with David over the past year in developing the Company's long-term goals and business strategies following the Company's recent acquisitions. We are confident that this team has the vision and experience to implement and adapt these strategies in today's marketplace."
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